Exhibit 99.1
Copart, Inc.
For Immediate Release
Copart Reports First Quarter Fiscal 2018 Financial Results
Dallas, Texas. (November 21, 2017) — Copart, Inc. (NASDAQ: CPRT) today reported financial results for the quarter ended October 31, 2017.
For the three months ended October 31, 2017, revenue, gross margin, and net income were $419.2 million, $163.3 million, and $77.5 million, respectively. These represent an increase in revenue of $73.2 million, or 21.1%; an increase in gross margin of $18.0 million, or 12.4%; and a decrease in net income of $89.8 million, or 53.7%, respectively, from the same quarter last year. Fully diluted earnings per share for the three months were $0.32 compared to $0.70 last year, a decrease of 54.3%.
The operating results for the three months ended October 31, 2017 were adversely affected by abnormal costs of approximately $35.8 million incurred as a result of Hurricane Harvey. These costs included temporary storage facilities; premiums for subhaulers; labor costs incurred from overtime; travel and lodging due to the reassignment of employees to the affected region; and equipment lease expenses to handle the increased volume. These costs, net of the associated revenues of approximately $18.6 million, generated a pre-tax loss of approximately $17.2 million during the quarter.
Excluding the impact of disposals of non-operating assets, foreign currency-related losses and gains, certain income tax benefits and payroll taxes related to accounting for stock option exercises, non-GAAP fully diluted earnings per share for the three months ended October 31, 2017 and 2016, were $0.33 and $0.28, respectively. A reconciliation of non-GAAP financial measures to the most directly comparable financial measures computed in accordance with U.S. generally accepted accounting principles (GAAP) can be found in the tables attached to this press release.
On Wednesday, November 22, 2017, at 11 a.m. Eastern time, Copart will conduct a conference call to discuss the results for the quarter. The call will be webcast live and can be accessed at http://stream.conferenceamerica.com/copart112217. A replay of the call will be available through January 21, 2018 by calling (877) 919-4059. Use confirmation code # 20637230.
About Copart
Copart, Inc., founded in 1982, is a global leader in online vehicle auctions. Copart’s innovative technology and online auction platform links sellers to more than 750,000 Members in over 170 countries. Copart offers services to process and sell salvage and clean title vehicles to dealers, dismantlers, rebuilders, exporters, and in some cases, to end users. Copart sells vehicles on behalf of insurance companies, banks, finance companies, charities, fleet operators, dealers and also sells vehicles sourced from individual owners. With operations at over 200 locations in 11 countries, Copart has more than 125,000 vehicles available online every day. Copart currently operates in the United States (Copart.com), Canada (Copart.ca), the United Kingdom (Copart.co.uk), the Republic of Ireland (Copart.ie), Brazil (Copart.com.br), Germany (Copart.de), the United Arab Emirates, Oman and Bahrain (Copartmea.com), India (Copart.in), and Spain (Copart.es). For more information, or to become a Member, visit Copart.com/Register.

Copart, Inc. ~ 14185 Dallas Parkway, Suite 300, Dallas TX 75254 ~ (972) 391-5000

Copart, Inc.
Use of Non-GAAP Financial Measures
Included in this release are certain non-GAAP financial measures, including non-GAAP net income per diluted share, which exclude the impact of disposals of non-operating assets, foreign currency-related losses and gains, and certain income tax benefits and payroll taxes related to accounting for stock option exercises. These non-GAAP financial measures do not represent alternative financial measures under GAAP. In addition, these non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Furthermore, these non-GAAP financial measures do not reflect a comprehensive view of Copart’s operations in accordance with GAAP and should only be read in conjunction with the corresponding GAAP financial measures. This information constitutes non-GAAP financial measures within the meaning of Regulation G adopted by the U.S. Securities and Exchange Commission. Accordingly, Copart has presented herein, and will present in other information it publishes that contains these non-GAAP financial measures, a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.
Copart believes the presentation of non-GAAP net income per diluted share included in this release in conjunction with the corresponding GAAP financial measures provides meaningful information for investors, analysts and management in assessing Copart’s business trends and financial performance. From a financial planning and analysis perspective, Copart management analyzes its operating results with and without the impact of disposals of non-operating assets, foreign currency-related losses and gains, and certain income tax benefits and payroll taxes related to accounting for stock option exercises.
Cautionary Note About Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws, and these forward-looking statements are subject to substantial risks and uncertainties. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected or implied by our statements and comments. For a more complete discussion of the risks that could affect our business, please review the “Management’s Discussion and Analysis” and the other risks identified in Copart’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission. We encourage investors to review these disclosures carefully. We do not undertake to update any forward-looking statement that may be made from time to time on our behalf.

Contact:	Melissa Perry, Executive Support Manager, Office of the Chief Financial Officer
972-391-5090 or melissa.perry@copart.com

Copart, Inc. ~ 14185 Dallas Parkway, Suite 300, Dallas TX 75254 ~ (972) 391-5000

Copart, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended October 31,
	2017	2016
Service revenues and vehicle sales:
Service revenues	$374,125	$307,078
Vehicle sales	45,043	38,913
Total service revenues and vehicle sales	419,168	345,991
Operating expenses:
Yard operations	206,219	157,362
Cost of vehicle sales	38,297	33,087
Yard depreciation and amortization	10,536	9,448
Yard stock-based payment compensation	852	801
Gross margin	163,264	145,293
General and administrative	29,502	30,924
General and administrative depreciation and amortization	5,366	5,261
General and administrative stock-based payment compensation	4,454	4,284
Total operating expenses	295,226	241,167
Operating income	123,942	104,824
Other (expense) income:
Interest expense, net	(5,398)	(5,622)
Other (expense) income, net	(4,416)	3,332
Total other expenses	(9,814)	(2,290)
Income before income taxes	114,128	102,534
Income tax expense (benefit)	36,568	(64,746)
Net income	77,560	167,280
Net income attributable to noncontrolling interest	45	—
Net income attributable to Copart, Inc.	$77,515	$167,280

Basic net income per common share	$0.34	$0.74
Weighted average common shares outstanding	230,694	225,436

Diluted net income per common share	$0.32	$0.70
Diluted weighted average common shares outstanding	238,791	237,758

Copart, Inc. ~ 14185 Dallas Parkway, Suite 300, Dallas TX 75254 ~ (972) 391-5000

Copart, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	October 31, 2017	July 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$224,246	$210,100
Accounts receivable, net	366,641	311,846
Vehicle pooling costs and inventories	47,817	41,281
Income taxes receivable	139	6,418
Prepaid expenses and other assets	15,528	17,616
Total current assets	654,371	587,261
Property and equipment, net	959,716	944,056
Intangibles, net	73,285	75,938
Goodwill	339,024	340,243
Deferred income taxes	—	1,287
Other assets	36,274	33,716
Total assets	$2,062,670	$1,982,501

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$222,400	$208,415
Deferred revenue	5,189	5,019
Income taxes payable	28,430	6,472
Deferred income taxes	—	92
Current portion of revolving loan facility and capital lease obligations	33,150	82,155
Total current liabilities	289,169	302,153
Deferred income taxes	4,807	3,192
Income taxes payable	26,086	24,573
Long-term debt, revolving loan facility and capital lease obligations, net of discount	550,704	550,883
Other liabilities	2,995	3,100
Total liabilities	873,761	883,901
Commitments and contingencies
Stockholders' equity:
Preferred stock	—	—
Common stock	23	23
Additional paid-in capital	467,909	453,349
Accumulated other comprehensive loss	(102,156)	(100,676)
Retained earnings	822,555	745,370
Noncontrolling interest	578	534
Total stockholders' equity	1,188,909	1,098,600
Total liabilities and stockholders' equity	$2,062,670	$1,982,501

Copart, Inc. ~ 14185 Dallas Parkway, Suite 300, Dallas TX 75254 ~ (972) 391-5000

Copart, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended October 31,
	2017	2016
Cash flows from operating activities:
Net income	$77,560	$167,280
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including debt cost	16,012	14,820
Allowance for doubtful accounts	547	22
Equity in (earnings) losses of unconsolidated affiliates	(109)	349
Stock-based payment compensation	5,306	5,085
Loss on sale of property and equipment	4,460	38
Deferred income taxes	2,759	22,088
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(55,904)	(29,472)
Vehicle pooling costs and inventories	(6,532)	(1,783)
Prepaid expenses and other current assets	(62)	1,392
Other assets	(2,420)	(202)
Accounts payable and accrued liabilities	22,213	(14,828)
Deferred revenue	166	(602)
Income taxes receivable	6,272	(92,172)
Income taxes payable	23,460	2,615
Other liabilities	(368)	(337)
Net cash provided by operating activities	93,360	74,293

Cash flows from investing activities:
Purchases of property and equipment, including acquisitions	(41,361)	(38,209)
Proceeds from sale of property and equipment	2,019	190
Investment in unconsolidated affiliate	—	(1,050)
Net cash used in investing activities	(39,342)	(39,069)

Cash flows from financing activities:
Proceeds from the exercise of stock options	9,253	13,977
Payments for employee stock-based tax withholdings	(3)	(134,615)
Net (repayments) proceeds on revolving loan facility	(49,000)	103,900
Net cash used in financing activities	(39,750)	(16,738)
Effect of foreign currency translation	(122)	(5,914)
Net increase in cash and cash equivalents	14,146	12,572
Cash and cash equivalents at beginning of period	210,100	155,849
Cash and cash equivalents at end of period	$224,246	$168,421
Supplemental disclosure of cash flow information:
Interest paid	$5,496	$5,428
Income taxes paid, net of refunds	$4,167	$2,677

Copart, Inc. ~ 14185 Dallas Parkway, Suite 300, Dallas TX 75254 ~ (972) 391-5000

Copart, Inc.
Additional Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended October 31,
	2017	2016
GAAP net income attributable to Copart, Inc.	$77,515	$167,280
Effect of disposal of non-operating assets, net of tax	2,994	—
Effect of foreign currency-related losses (gains), net of tax	308	(2,847)
Effect of income tax benefit of ASU 2016-09 adoption, net of tax (1)	(3,767)	(101,395)
Effect of payroll taxes on certain executive stock compensation, net of tax	—	3,307
Non-GAAP net income attributable to Copart, Inc.	$77,050	$66,345

GAAP diluted net income per common share	$0.32	$0.70
Non-GAAP diluted net income per common share	$0.33	$0.28

GAAP diluted weighted average common shares outstanding	238,791	237,758
Effect on common equivalent shares from ASU 2016-09 adoption(1)	(2,014)	(3,098)
Non-GAAP diluted weighted average common shares outstanding	236,777	234,660

(1)
In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting. Under this standard, all excess tax benefits and tax deficiencies related to exercises of stock options are recognized as income tax expense or benefit in the income statement as discrete items in the reporting period in which they occur. Additionally, excess tax benefits are classified as an operating activity on the consolidated statements of cash flows. The Company adopted ASU 2016-09 during the fourth quarter of fiscal 2016 on a modified retrospective basis. For a more complete discussion, please review the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on September 27, 2017.

Copart, Inc. ~ 14185 Dallas Parkway, Suite 300, Dallas TX 75254 ~ (972) 391-5000